Exhibit 10.8

FOURTH AMENDMENT TO

THE ANNTAYLOR STORES CORPORATION

2000 STOCK OPTION AND RESTRICTED STOCK PLAN

The AnnTaylor Stores Corporation 2000 Stock Option and Restricted Stock Plan (the “Plan”) is hereby amended effective as of March 13, 2008 (the “Effective Date”) as set forth below.

1. Section 7 of the Plan is hereby amended to add Subsection (h) at the end thereof as follows, effective with respect to all Options (as defined in the Plan) granted pursuant to the Plan, including outstanding Options granted before the Effective Date:

“(h) CERTAIN PROVISIONS APPLICABLE TO RESTRICTED UNIT AWARDS. Unless otherwise provided in the Restricted Unit Award Agreement, Restricted Unit Awards shall be settled as soon as practicable following the vesting thereof (but in no event later than the last day of the ‘applicable 2 1/2 month period’, as such term is defined in Treasury Regulation § 1.409A-1(b)(4)(i)(A)).”

Except as set forth above, the Plan is hereby ratified and affirmed in all respects.